American Century Asset Allocation Portfolios, Inc.

AMENDMENT NO. 2 TO RESTATED MANAGEMENT AGREEMENT

THIS AMENDMENT NO. 2 TO RESTATED MANAGEMENT AGREEMENT (“Amendment”) is effective as of the 10th day of April, 2017, by and between AMERICAN CENTURY ASSET ALLOCATION PORTFOLIOS, INC., a Maryland corporation (hereinafter called the “Company”), and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC., a Delaware corporation (hereinafter called the “Investment Manager”).

WHEREAS, the Company and the Investment Manager are parties to a certain Restated Management Agreement effective as of August 1, 2011, and amended effective March 20, 2015 (“Agreement”);

WHEREAS, the parties hereto desire to enter into this Amendment to reflect the merger of One Choice 2015 Portfolio into One Choice In Retirement Portfolio, effective March 27, 2015; and

WHEREAS, the parties hereto desire to enter into this Amendment to reflect the name change of the Institutional Class of common stock to I Class for the series of shares titled One Choice 2020 Portfolio, One Choice 2025 Portfolio, One Choice 2030 Portfolio, One Choice 2035 Portfolio, One Choice 2040 Portfolio, One Choice 2045 Portfolio, One Choice 2050 Portfolio, and One Choice In Retirement Portfolio.

NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties agree as follows:

1.    Amendment of Schedule A. Schedule A to the Agreement is hereby amended by deleting it in its entirety and inserting in lieu therefor the Schedule A attached hereto.

2.    Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

3.    Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

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American Century Asset Allocation Portfolios, Inc.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective duly authorized officers to be effective as of the day and year first above written.

AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.	AMERICAN CENTURY ASSET ALLOCATION PORTFOLIOS, INC.
/s/ Otis H. Cowan	/s/ Charles A. Etherington
Otis H. Cowan Vice President	Charles A. Etherington Senior Vice President

A-2

American Century Asset Allocation Portfolios, Inc.                Schedule A: Fee Schedules

Schedule A
Fee Schedules

	Administrative Fee Schedule by Class
Fund	Investor	I	A	C	R
One Choice 2020 Portfolio	0.20%	0.00%	0.20%	0.20%	0.20%
One Choice 2025 Portfolio	0.20%	0.00%	0.20%	0.20%	0.20%
One Choice 2030 Portfolio	0.20%	0.00%	0.20%	0.20%	0.20%
One Choice 2035 Portfolio	0.20%	0.00%	0.20%	0.20%	0.20%
One Choice 2040 Portfolio	0.20%	0.00%	0.20%	0.20%	0.20%
One Choice 2045 Portfolio	0.20%	0.00%	0.20%	0.20%	0.20%
One Choice 2050 Portfolio	0.20%	0.00%	0.20%	0.20%	0.20%
One Choice In Retirement Portfolio	0.20%	0.00%	0.20%	0.20%	0.20%

Fund	Investor	I	A	C	R
One Choice Portfolio: Very Conservative	0.00%	n/a	n/a	n/a	0.00%
One Choice Portfolio: Conservative	0.00%	n/a	n/a	n/a	0.00%
One Choice Portfolio: Moderate	0.00%	n/a	n/a	n/a	0.00%
One Choice Portfolio: Aggressive	0.00%	n/a	n/a	n/a	0.00%
One Choice Portfolio: Very Aggressive	0.00%	n/a	n/a	n/a	0.00%